COVANTA ENERGY CORPORATION
                        KEY EMPLOYEE RETENTION BONUS PLAN


1. Purpose of the Plan. The purpose of the Covanta Energy Corporation Key Employee Retention Bonus Plan is to provide for the payment of retention bonuses to eligible key employees in order to encourage the continued attention and dedication of such key employees to the performance of their duties for the Company Group to the best of their ability and without distraction concerning the personal uncertainties that could result from Covanta's on-going bankruptcy proceedings.

2. Definitions. The following terms used in the Plan shall have the meanings set forth below:

     (a) "Administrator" shall mean the Administrative Committee of Covanta Energy Corporation. With respect to any period during which there is no such committee, the Compensation Committee of the Board shall serve as Administrator.

     (b) "Bankruptcy Code" shall mean ss.ss.101 et. seq. of Title XI of the United States Code.

     (c) "Base Salary" shall mean a Key Employee's annual rate of base salary in effect on the later of (i) January 1, 2002 and (ii) the date as of which such Key Employee commenced his or her employment with the Company Group.

     (d) "Beneficiary" shall mean, with respect to a Key Employee, such Key Employee's estate.

     (e) "Board" shall mean the Board of Directors of Covanta.

     (f) "Company Group" shall mean, collectively or individually, as the context requires, Covanta and each of its Subsidiaries. When referring to the employment of a Key Employee with the Company Group (or the termination of such employment), references to Company Group shall be deemed to refer to the member thereof that employs such Key Employee, as appropriate in the context.

     (g) "Covanta" shall mean Covanta Energy Corporation, a corporation duly organized under the laws of the state of Delaware, or any successor thereto.

     (h) "Disability" shall mean a Key Employee's absence, for a consecutive period of 6 months, from the duties of his or her employment with the Company Group due to an illness or injury of such Key Employee.

     (i) "Effective Date" shall mean September 18, 2002.

     (j) "Eligible Termination of Employment" shall have the meaning set forth in Section 7(a) herein.

     (k) "Final Installment" shall mean an amount equal to 33.4% of a Key Employee's Retention Bonus.

     (l) "First Installment" shall mean an amount equal to 33.3% of a Key Employee's Retention Bonus.

     (m) "Installment" shall mean the First Installment, Second Installment or Final Installment, as the context requires.

     (n) "Key Employee" shall mean a Tier I Employee, Tier II Employee, Tier III Employee or Tier IV Employee, as applicable.

     (o) "Mutual Benefit" shall mean the resignation of a Key Employee from employment with the Company Group following the occurrence of one or more of the events set forth in clauses (i) through (iv) below without the prior written consent of the Key Employee; provided that (A) the Key Employee delivers written notice to the member of the Company Group that employs such Key Employee and to the Vice President of Human Resources of Covanta of his or her intention to resign from employment due to one or more of such events, which notice specifies in reasonable detail the circumstances claimed to provide the basis for such resignation, and (B) such event or events are not cured by the Company Group (or such member) within fifteen (15) days following delivery of such written notice to such member and the Vice President of Human Resources of Covanta:

          (i)  a reduction in such Key Employee's annual rate of base salary;

         (ii) (x) in the case of such Key Employee's annual bonus for fiscal year 2002, any reduction in such Key Employee's bonus classification level under the annual bonus plan of the Company Group in which such Key Employee is a participant for such fiscal year and (y) in the case of such Key Employee's annual bonus for any subsequent fiscal year, any such reduction in such Key Employee's bonus classification level, other than a reduction in a subsequent fiscal year in connection with the redesign of the applicable annual bonus plan that affects all similarly situated participants similarly;

        (iii) a relocation of such Key Employee's principal business location to a location that is 50-miles or more from his or her principal business location at the time of such relocation; or

         (iv) the failure of any Successor to the Company Group (or member thereof that employs such Key Employee) to assume, in writing, the obligations of the Company Group to such Key Employee, if any, under the Plan and the Covanta Energy Corporation Key Employee Severance Pay Plan.

     (p) "Plan" shall mean this Covanta Energy Corporation Key Employee Retention Bonus Plan, as the same may be amended and in effect from time to time.

     (q) "Retention Bonus" shall mean, with respect to a Key Employee, the retention bonus that may become payable to such Key Employee under the Plan.

     (r) "Second Installment" shall mean an amount equal to 33.3% of a Key Employee's Retention Bonus.

     (s) "Subsidiary" shall mean each "person" in which Covanta owns, directly or indirectly, capital stock or other ownership interests representing fifty percent (50%) or more of the combined voting power of the outstanding voting stock or other ownership interests of such person.

     (t) "Termination Date" shall mean the effective date of a Key Employee's termination of employment with the Company Group.

     (u) "Tier I Employee" shall mean the Chief Executive Officer of Covanta.

     (v) "Tier II Employee" shall mean those senior executives of the Company Group who report directly to the Chief Executive Officer and who are designated at the Effective Date by Covanta as Tier II Employees for purposes of the Plan.

     (w) "Tier III Employee" shall mean those executives and key employees of the Company Group who are designated at the Effective Date by Covanta as Tier III Employees for purposes of the Plan.

     (x) "Tier IV Employee" shall mean those key employees of the Company Group who are designated at the Effective Date by Covanta as Tier IV Employees for purposes of the Plan.

     (y) "Trigger Event" shall mean the earlier to occur of (i) the consummation of a plan of reorganization pursuant to Section 1129 of the Bankruptcy Code or
(ii) the consummation of one or a series of transactions pursuant to which all or substantially all of Covanta's assets are sold pursuant to Section 363 of the Bankruptcy Code.

     (z) "Without Cause" shall mean the termination of a Key Employee's employment by the member of the Company Group that employs such Key Employee for any reason other than as a result of the occurrence of any one or more of the events set forth below in clauses (i) through (v), which, in the case of the event or events set forth below in clauses (i) and (ii), is not cured by such Key Employee within fifteen (15) days following delivery by such member of the Company Group of written notice to such Key Employee specifying that the Key Employee's employment is being terminated due to one or more such events and setting forth in reasonable detail the circumstances claimed to provide the basis for such termination:

          (i) the failure or refusal by such Key Employee to substantially perform the duties of his or her employment;

         (ii) the failure of such Key Employee to comply with the written rules and policies of the Company Group;

        (iii) the engaging by such Key Employee in willful and serious misconduct in connection with his or her employment that has caused or would reasonably be expected to result in material injury to the Company Group or any member thereof;

         (iv) the engaging by such Key Employee in dishonesty or fraudulent conduct; or

          (v) such Key Employee's conviction of, or plea of nolo contendere to, a crime that constitutes a felony;

provided that to the extent requested by Covanta or the member of the Company Group that employs such Key Employee, such Key Employee remain in the active employment of the Company Group until the Termination Date specified by Covanta or such member; provided further that (i) such Termination Date shall be no later than one hundred and eighty (180) days after the delivery by Covanta or such member of the Company Group employing the Key Employee of written notice of termination to such Key Employee and (ii) if Covanta or such member thereafter (but prior to the indicated Termination Date) terminates such Key Employee's employment Without Cause (and such termination is not due to such Key Employee's death or Disability), such Key Employee shall be eligible to receive a retention bonus under the Plan in accordance with Section 7.

3. Administration.

     (a) Authority. The Administrator shall have full power and discretionary authority to administer the Plan in accordance with its terms, including full power and discretionary authority to construe and interpret terms of the Plan, to define the terms used herein, to prescribe, amend and rescind rules and regulations, agreements, forms and notices relating to the administration, operation or interpretation of the Plan and to make all other determinations and take all other actions necessary or advisable for the operation of the Plan.

     (b) Limitation of Liability; Indemnification. The Administrator shall be entitled to rely upon any report or other information furnished to it by any officer or other employee of the Company Group and by any independent certified public accountant, compensation consultant, legal counsel or other professional retained by any member of the Company Group to assist in the administration of the Plan. To the maximum extent permitted by law, the Administrator shall not be liable to any person for, and Covanta shall indemnify and hold the Administrator harmless from and against any liability in respect of, any action taken or omitted in good faith in connection with its administration of the Plan.

4. Eligibility. Covanta shall designate those Key Employees of the Company Group entitled to participate in the Plan. Each such Key Employee shall commence participation in the Plan on the later of the Effective Date, the date such Key Employee commences full-time employment with the Company Group and the date such Key Employee is designated by Covanta as an eligible participant. No other individual shall be eligible to participate in the Plan.

5. Retention Bonuses.

     (a) Retention Bonus Amount. Each Key Employee shall be eligible to receive a Retention Bonus equal to a percentage of such Key Employee's Base Salary, as follows:

          (i) in the case of a Tier I Employee, 75% of such Tier I Employee's Base Salary;

         (ii) in the case of a Tier II Employee, 67% of such Tier II Employee's Base Salary;

        (iii) in the case of a Tier III Employee, from 18% to 35% of such Tier III Employee's Base Salary, as specified by the Administrator on the date such Tier III Employee commences participation in the Plan; and

          (iv) in the case of a Tier IV Employee, from 10% to 17% of such Tier IV Employee's Base Salary, as specified by the Administrator on the date such Tier IV Employee commences participation in the Plan.

     Notwithstanding the foregoing, in no event shall the aggregate amounts paid in satisfaction of Retention Bonuses awarded under the Plan exceed $3.6 million.

     (b) Vesting and Payment of Retention Bonuses. In general, a Key Employee's right to receive payment of his or her Retention Bonus will become vested and payable in three equal installments as set forth below, provided in the case of each such installment, the Key Employee remains in the continuous employment of the Company Group from the date such Key Employee commences participation in the Plan to the vesting date for such installment.

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             Installment                   Vesting Date
--------------------------------------------------------------------------------
First Installment:            the earlier of (i) September 30, 2002
                              and (ii) the date on which a Trigger Event occurs.
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Second Installment:           the earlier of (i) September 30, 2003 and (ii) the
                              date on which a Trigger Event occurs.
--------------------------------------------------------------------------------
Final Installment:            the date on which a Trigger Event occurs.
--------------------------------------------------------------------------------

     On or as soon as reasonably practicable after the applicable vesting date for an Installment, Covanta shall, or shall cause the member of the Company Group that employs the Key Employee to, pay to each eligible Key Employee a lump sum cash payment equal to the applicable vested Installment amount.

6. Supplemental Bonuses. If a Trigger Event occurs prior to April 1, 2003, Covanta shall, or shall cause the member of the Company Group that employs the Key Employee to, pay to each Key Employee who has been continuously employed by the Company Group from the date such Key Employee commences participation in the Plan to the date such Trigger Event occurs an additional lump-sum cash retention bonus (a "Supplemental Bonus") in such amount as the Administrator shall determine; provided that the aggregate amount of Supplemental Bonuses shall not exceed $1 million. Supplemental Bonuses shall be paid to eligible Key Employees on or as soon as reasonably practicable following the date the Trigger Event occurs.

7. Effect of Termination of Employment.

     (a) Eligible Termination of Employment. Notwithstanding anything herein to the contrary, in the event that, prior to the occurrence of a Trigger Event, a Key Employee's employment with the Company Group is terminated (i) by the member thereof that employs the Key Employee Without Cause, (ii) by the Key Employee for Mutual Benefit or (iii) due to the Key Employee's death or Disability (each an "Eligible Termination of Employment"), a pro rata portion of such Key Employee's Retention Bonus (the "Applicable Portion") shall become immediately vested. Such Applicable Portion shall be determined as follows:

                  (i) if the Key Employee's Termination Date is on or prior to September 30, 2002, such Applicable Portion shall equal the product of (A) the Key Employee's First Installment amount multiplied by (B) a fraction, the numerator of which is the number of days from April 1, 2002 to such Key Employee's Termination Date and the denominator of which is 183;

                  (ii) if the Key Employee's Termination Date is after September 30, 2002 and prior to October 1, 2003, such Applicable Portion shall equal the sum of (A) the product of (I) the Key Employee's Second Installment amount, multiplied by (II) a fraction, the numerator of which is the number of days in the period beginning October 1, 2002 and ending on such Key Employee's Termination Date and the denominator of which is 365 and (B) the product of (I) the Key Employee's Final Installment amount, multiplied by (II) a fraction, the numerator of which is the number of days in the period beginning October 1, 2002 and ending on such Key Employee's Termination Date and the denominator of which is the number of days in the period beginning October 1, 2002 and ending on the date on which a Trigger Event occurs; and

                  (iii) if the Key Employee's Termination Date is after September 30, 2003, such Applicable Portion shall be equal to the product of (A) such Key Employee's Final Installment amount, multiplied by (B) a fraction, the numerator of which is the number of days in the period beginning October 1, 2003 and ending on such Key Employee's Termination Date and the denominator of which is the number of days in the period beginning October 1, 2003 and ending on the date on which a Trigger Event occurs.

     Any Applicable Portion of the First Installment or the Second Installment payable to a Key Employee pursuant to this Section 7(a) shall be paid to such Key Employee as soon as reasonably practicable following such Key Employee's Termination Date. Any Applicable Portion of the Final Installment will be paid to the Key Employee on the same date that Final Installments are paid to active Key Employees pursuant to Section 5(b).

     (b) Ineligible Termination of Employment. In the event a Key Employee's employment with the Company Group terminates for any reason other than an Eligible Termination of Employment, such Key Employee shall immediately forfeit for no consideration any portion of such Key Employee's Retention Bonus that has not become vested prior to such Key Employee's Termination Date.

8. Amendment and Termination. Covanta may, in its sole discretion, with prospective or retroactive effect, amend, alter, suspend, discontinue or terminate the Plan at any time and for any reason, with or without notice and without the consent of any Key Employee, stockholder or other person; provided, however, that, without the consent of a Key Employee, no such action shall adversely affect the right of such Key Employee to receive or be eligible for any portion of his or her Retention Bonus or Supplemental Bonus, if any.

9. General Provisions.

     (a) No Special Employment Rights. Nothing contained in the Plan shall confer upon any Key Employee any right with respect to the continuation of such Key Employee's employment by the Company Group or interfere in any way with the right of the Company Group at any time to terminate such employment or to increase or decrease the base salary, other compensation or benefits of such Key Employee or otherwise modify the terms or conditions of such Key Employee's employment except as specifically provided for hereunder.

     (b) No Assignment by Key Employees. Each Key Employee's rights hereunder are personal and no Key Employee may assign or transfer any part of his or her rights or duties hereunder, or any benefits due to him or her, to any other person, except that, in the event of the Key Employee's death, any benefits payable to such Key Employee shall be paid instead to his or her Beneficiary.

     (c) Certain Withholdings. The Company Group shall have the right to deduct from amounts otherwise payable under the Plan any sums that federal, state, local or foreign tax law requires to be withheld with respect to such payment.

     (d) Governing Law. The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New Jersey, without giving effect to principles of conflicts of laws, and any applicable provisions of federal law.

     (e) Arbitration. Any dispute or controversy arising under or in connection with the Plan shall be resolved by binding arbitration. The arbitration shall be held in Fairfield, New Jersey and, except to the extent inconsistent with the Plan, shall be conducted in accordance with the National Employment Dispute Resolution Rules of the American Arbitration Association then in effect at the time of the arbitration, and otherwise in accordance with principles which would be applied by a court of law or equity. The arbitrator shall be acceptable to both the Key Employee and Covanta. If the parties cannot agree on an acceptable arbitrator, the dispute shall be heard by a panel of three arbitrators, one appointed by the Key Employee, one appointed by Covanta, and the third appointed by the other two arbitrators. All expenses of arbitration shall be borne by the party who incurs the expense, or, in the case of joint expenses, by both parties in equal portions, except that, in the event the Key Employee prevails on the principal issues of such dispute or controversy, all such expenses shall be borne by Covanta.

     (f) Funding. The Plan shall be an unfunded plan. Retention Bonuses and Supplemental Bonuses paid under the Plan shall be paid from the general assets of the Company Group.

     (g) Severability. If any term or provision of the Plan or the application thereof to any person or circumstance is to any extent held invalid or unenforceable, the remainder of the Plan or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable will not be affected thereby, and each term and provision of the Plan will be valid and enforceable to the fullest extent permitted by law.

     (h) Construction. The captions and numbers preceding the sections of the Plan are included solely as a matter of convenience of reference and are not to be taken as limiting or extending the meaning of any of the terms and provisions of the Plan. Whenever appropriate, words used in the singular shall include the plural or the plural may be read as the singular.